Exhibit (a)(5)

PRESS RELEASE

Contact: Bob Puccini

Investor Relations

(720) 895-7787

bob.puccini@arrisi.com

ARRIS Announces Extension of Tender Offer for

2.00% Convertible Senior Notes Due 2026

Suwanee, Ga. (May 10, 2013). ARRIS Enterprises, Inc., a wholly owned subsidiary of ARRIS Group, Inc. (NASDAQ: ARRS), today announced it is extending its previously announced tender offer for any and all of its outstanding 2.00% Convertible Senior Notes Due 2026 (the “Notes”) until 11:59 p.m. ET on May 28, 2013. Also, the right to withdraw previously tendered Notes has been extended to 11:59 p.m. ET on May 28, 2013. The tender offer and withdrawal rights had been set to expire at 5:00 p.m. ET on May 28, 2013. Except as set forth herein, the complete terms and conditions of the tender offer remain the same as set forth in the Fundamental Change Notice and Offer to Purchase dated April 30, 2013.

As of 11:59 p.m. ET on May 9, 2013, no Notes had been tendered pursuant to the tender offer.

For additional information regarding the tender offer, contact the trustee at the offices of The Bank of New York Mellon Trust Company, N.A. at 900 Ashwood Parkway, Suite 425, Atlanta, Georgia 30338, Telephone: (770) 698-5184, Attention: Kristine L. Prall.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell the Notes. The tender offer is being made pursuant to the tender offer documents, including the Fundamental Change Notice and Offer to Purchase. Note holders are urged to read the tender offer statement on Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2013 and Amendment No. 1 thereto filed with the SEC on May 10, 2013. The Schedule TO includes as an exhibit the Fundamental Change Notice and Offer to Purchase. These documents have been filed with the SEC and Note holders may obtain them without charge from the SEC at its website (www.sec.gov) or from the trustee at the address and telephone number listed above.

About ARRIS

ARRIS is a global communications technology company specializing in the design, engineering and supply of communications and IP technologies that support broadband services for residential and business customers around the world. The company supplies broadband operators with the tools and platforms they need to deliver and monitor advanced video, data and voice subscriber services, including whole home video across multiple screens, ultra high-speed data, personalized advertising and carrier-grade telephony. Headquartered near Atlanta, in Suwanee, Georgia, USA, ARRIS has R&D sales and support offices throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.

Forward-Looking Statements

This press release contains forward looking statements. Statements regarding future events are based on the parties’ current expectations. Actual results may differ materially from those suggested by any forward-looking statement. Factors that could cause results to differ from current expectations include: the uncertain current economic climate and financial markets, and their impact on our customers’ plans and access to capital; the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions; rights to intellectual property and the current trend toward increasing patent litigation, market trends and the adoption of industry standards; possible acquisitions and dispositions; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect ARRIS’ business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2012. In providing forward-looking statements, ARRIS expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.